SIFCO Industries, Inc. (“SIFCO”) Announces
First Quarter Fiscal 2014 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its first quarter fiscal year 2014, which ended December 31, 2013.

First Quarter

•	Net sales from continuing operations in first quarter fiscal 2014 decreased 2.9% to $26.7 million, compared to $27.4 million in first quarter fiscal 2013.

•	Income from continuing operations before income tax provision in first quarter fiscal 2014 was $1.6 million compared with $1.9 million in first quarter fiscal 2013.

•
Net income from continuing operations for first quarter fiscal 2014 was $1.2 million, or $0.21 per diluted share, compared with net income of $1.2 million, or $0.22 per diluted share, in first quarter fiscal 2013.

CEO Michael S. Lipscomb stated, "SIFCO’s year-over-year sales for its continuing businesses show strong aerospace component sales and weaker energy component sales during the quarter. We foresee strong aerospace sales volume and recovering energy markets as our customers introduce new products. Overall, SIFCO is well positioned for the remaining quarters in fiscal 2014.”

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2013 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production and sale of a variety of metal working services and products produced primarily to the specific design requirements of its customers. The services include forging, heat-treating, coating welding, machining and selective plating. The products include forged components (both conventional and precision), machined forged parts, other machined metal components as well as turbine engine component repairs. The Company’s operations were conducted in three business segments during fiscal 2013: (i) SIFCO Forged Components, continuing into fiscal 2014; (ii) Turbine Component Services and Repair ("Repair Group"), discontinued in fiscal 2013; and (iii) Applied Surface Concepts ("ASC"), divested in fiscal 2013. Due to the divestiture and discontinuation of the two segments in fiscal 2013, management will evaluate the Company as a single reporting segment in the Aerospace and Energy ("A&E") industries.

First Quarter Ended December 31
(Amounts in thousands, expect per share data)

	Three Months Ended December 31,
	2013	2012
Net sales	$26,652	$27,445
Cost of goods sold	21,082	21,583
Gross profit	5,570	5,862
Selling, general and administrative expenses	3,459	3,539
Amortization of intangible assets	545	559
(Gain) on disposal of operating assets	(2)	(125)
Operating income	1,568	1,889
Interest income	(4)	(5)
Interest expense	85	106
Foreign currency exchange loss, net	5	7
Other income, net	(108)	(77)
Income from continuing operations before income tax provision	1,590	1,858
Income tax provision	436	681
Income from continuing operations	1,154	1,177
Income (loss) from discontinued operations, net of tax	(207)	2,238
Net income	$947	$3,415

Income per share from continuing operations
Basic	$0.22	$0.22
Diluted	$0.21	$0.22

Income (loss) per share from discontinued operations, net of tax
Basic	$(0.04)	$0.42
Diluted	$(0.04)	$0.41

Net income per share
Basic	$0.18	$0.64
Diluted	$0.17	$0.63

Weighted-average number of common shares (basic)	5,378	5,340
Weighted-average number of common shares (diluted)	5,408	5,385
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Contacts

SIFCO Industries, Inc.
Catherine M. Kramer, 216-881-8600
www.sifco.com